Exhibit 4.5

ROLLING “2021” STOCK OPTION PLAN

STANDARD LITHIUM LTD.

December 3, 2021

1.	Purpose

The purpose of the stock option plan (the “Plan”) of Standard Lithium Ltd. (the “Company”), a corporation existing under the Canada Business Corporations Act is to advance the interests of the Company by encouraging the directors, officers, employees and consultants of the Company, and of its subsidiaries and affiliates, if any, to acquire common shares of the Company (the “Shares”), thereby increasing their proprietary interest in the Company, encouraging them to remain associated with the Company and furnishing them with additional incentive in their efforts on behalf of the Company in the conduct of its affairs.

2.	Administration

The Plan shall be administered by the board of directors of the Company or by a special committee of the directors appointed from time to time by the Board of Directors of the Company pursuant to rules of procedure fixed by the Board of Directors (such committee or, if no such committee is appointed, the board of directors of the Company, is hereinafter referred to as the “Board”). A majority of the Board shall constitute a quorum, and the acts of a majority of the directors present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the directors.

Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all option agreements entered into thereunder, to define the terms used in the Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

Each option granted hereunder may be evidenced by an agreement in writing, signed on behalf of the Company and by the optionee, in such form as the Board shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan. Each option granted by the Company prior to the date of the approval of the Plan, including options granted under previously approved stock option plans of the Company, be and are continued under and shall be subject to the terms of the Plan.

3.	Compliance with Legislation

All options granted pursuant to this Plan shall be subject to the rules and policies of the TSX Venture Exchange, or any other stock exchange or exchanges on which the Shares are then listed and any other regulatory body having jurisdiction hereinafter (hereinafter collectively referred to as, the “Exchange”).

Any Shares sold, issued and delivered to any Participant (as hereinafter defined) pursuant to the exercise of Options shall be subject to restrictions on resale and transfer under applicable securities laws and the requirements of the Exchange, and any certificates representing such Shares shall bear, as required, a restrictive legend in respect thereof.

4.	Shares Subject to Plan

Subject to adjustment as provided in Section 16 hereof, the Shares to be offered under the Plan shall consist of common shares of the Company’s authorized but unissued common shares. The aggregate maximum number of Shares available for issuance from treasury under this Plan and any other share based compensation arrangements of the Corporation, subject to adjustment as provided in Section 16 hereof, shall not exceed 10% of the total number of Shares outstanding as of the date of any grant of Options. If any option granted hereunder shall expire or terminate for any reason in accordance with the terms of the Plan without being exercised, the un-purchased Shares subject thereto shall again be available for the purpose of this Plan.

5.	Maintenance of Sufficient Capital

The Company shall at all times during the term of the Plan reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

6.	Eligibility and Participation

Directors, officers, consultants, and employees of the Company or its subsidiaries, and employees of a person or company which provides management services to the Company or its subsidiaries (“Management Company Employees”) shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as “Participants”). Subject to compliance with applicable requirements of the Exchange, Participants may elect to hold options granted to them in an incorporated entity wholly owned by them and such entity shall be bound by the Plan in the same manner as if the options were held by the Participant.

Subject to the terms hereof, the Board shall determine to whom options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted and vested, and the number and class of Shares to be subject to each option. In the case of employees or consultants of the Company or Management Company Employees, the option agreements to which they are party must contain a representation of the Company that such employee, consultant or Management Company Employee, as the case may be, is a bona fide employee, consultant or Management Company Employee of the Company or its subsidiaries. A Participant who has been granted an option may, if such Participant is otherwise eligible, and if permitted under the policies of the Exchange, be granted an additional option or options if the Board shall so determine.

7.	Withholding Taxes

The Company shall have the authority to take steps for the deduction and withholding, or for the advance payment or reimbursement by the Participant to the Company, of any taxes or other required source deductions which the Company is required by law or regulation of any governmental authority whatsoever to remit in connection with this Plan, or any issuance of Shares. Without limiting the generality of the foregoing, the Company may, in its sole discretion:

(a)	deduct and withhold additional amounts from other amounts payable to a Participant;

(b)

require, as a condition of the issuance of Shares to a Participant that the Participant make a cash payment to the Company equal to the amount, in the Company’s opinion, required to be withheld and remitted by the Company for the account of the Participant to the appropriate governmental authority and the Company, in its discretion, may withhold the issuance or delivery of Shares until the Participant makes such payment; or

(c)

sell, on behalf of the Participant, all or any portion of Shares otherwise deliverable to the Participant until the net proceeds of sale equal or exceed the amount which, in the Company’s opinion, would satisfy any and all withholding taxes and other source deductions for the account of the Participant.

8.	Exercise Price

(a)

The exercise price of the Shares subject to each option shall be determined by the Board, subject to applicable Exchange approval, at the time any option is granted. In no event shall such exercise price be lower than the exercise price permitted by the Exchange.

(b)

Once the exercise price has been determined by the Board, accepted by the Exchange and the option has been granted, the exercise price of an option may be reduced upon receipt of Board approval, provided that in the case of options held by insiders of the Company (as defined in the policies of the Exchange), the exercise price of an option may be reduced only if disinterested shareholder approval is obtained.

9.	Number of Optioned Shares

(a)

The aggregate number of Shares that may be issued pursuant to the exercise of Options awarded under the Plan and all other security based compensation arrangements of the Company shall not exceed 10% of the issued and outstanding Shares as of the date of any grant of Options, subject to the following additional limitations:

(i)

the aggregate number of options granted to any one person under the Plan within a twelve (12) month period, together with all other security-based compensation arrangements of the Company, must not exceed five (5%) percent of the then outstanding number of Shares, in the aggregate (on a non-diluted basis);

(ii)

Options shall not be granted if the exercise thereof would result in the issuance of more than two (2%) percent of the issued Shares, in the aggregate, in any twelve (12) month period to any one consultant of the Company (or any of its subsidiaries); and

(iii)

Options shall not be granted if the exercise thereof would result in the issuance of more than two (2%) percent of the issued Common Shares in any twelve (12) month period to persons employed to provide investor relations activities. Options granted to Consultants performing investor relations activities will contain vesting provisions such that vesting occurs over at least twelve (12) months with no more than one-quarter of the options vesting in any three (3) month period.

(b)

The number of Shares subject to an option granted to any one Participant shall be determined by the Board, but no one Participant shall be granted an option which exceeds the maximum number permitted by the Exchange.

10.	Duration of Option

Each option and all rights thereunder shall be expressed to expire on the date set out in the option agreement and shall be subject to earlier termination as provided in Sections 12 and 13, provided that in no circumstances shall the duration of an option exceed the maximum term permitted by the Exchange. For greater certainty, in no circumstances shall the maximum term exceed ten (10) years.

Should the expiry date of an Option fall within a Black Out Period or within nine business days following the expiration of a Black Out Period, such expiry date of the Option shall be automatically extended without any further act or formality to that date which is the tenth business day after the end of the Black Out Period, such tenth business day to be considered the expiry date for such Option for all purposes under the Plan. The ten business day period referred to in this paragraph may not be extended by the Board.

“Black Out Period” means the period during which the relevant Participant is prohibited from exercising an Option due to trading restrictions imposed by the Company pursuant to any policy of the Company respecting restrictions on trading that is in effect at that time.

11.	Option Period, Consideration and Payment

(a)

The option period shall be a period of time fixed by the Board not to exceed the maximum term permitted by the Exchange, provided that the option period shall be reduced with respect to any option as provided in Sections 12 and 13 covering cessation as a director, officer, consultant, employee or Management Company Employee of the Company or its subsidiaries, or death of the Participant.

(b)

Subject to any vesting restrictions imposed by the Exchange, the Board may, in its sole discretion, determine the time during which options shall vest and the method of vesting, or that no vesting restriction shall exist.

(c)	Subject to any vesting restrictions imposed by the Board, options may be exercised in whole or in part at any time and from time to time during the option period.

(d)

Except as set forth in Sections 12 and 13, no option may be exercised unless the Participant is at the time of such exercise a director, officer, consultant, or employee of the Company or any of its subsidiaries, or a Management Company Employee of the Company or any of its subsidiaries.

(e)

Subject to Section 7, the exercise of any option will be contingent upon receipt by the Company at its head office of a written notice of exercise, specifying the number of Common Shares with respect to which the option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Common Shares with respect to which the option is exercised. No Participant or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Shares of the Company unless and until the certificates for Shares issuable pursuant to options under the Plan are issued to him or them under the terms of the Plan.

12.	Ceasing To Be a Director, Officer, Consultant or Employee

If a Participant shall cease to be a director, officer, consultant, employee of the Company, or its subsidiaries, or ceases to be a Management Company Employee, for any reason (other than death), such Participant may exercise his option to the extent that the Participant was entitled to exercise it at the date of such cessation, provided that such exercise must occur within thirty (30) days, subject to adjustment at the discretion of the Board, after the Participant ceases to be a director, officer, consultant, employee or a Management Company Employee. In the event the Participant was engaged in investor relations activities, exercise must occur within thirty (30) days after the cessation of the Participant’s services to the Company.

Nothing contained in the Plan, nor in any option granted pursuant to the Plan, shall as such confer upon any Participant any right with respect to continuance as a director, officer, consultant, employee or Management Company Employee of the Company or of any of its subsidiaries or affiliates.

13.	Death of Participant

Notwithstanding section 12, in the event of the death of a Participant, the option previously granted to them shall be exercisable only within the one (1) year after such death and then only:

(a)	by the person or persons to whom the Participant’s rights under the option shall pass by the Participant’s will or the laws of descent and distribution; and

(b)	if and to the extent that such Participant was entitled to exercise the Option at the date of his death.

14.	Rights of Optionee

No person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a shareholder of the Company in respect of any Shares issuable upon exercise of such option until certificates representing such Shares shall have been issued and delivered.

15.	Proceeds from Sale of Shares

The proceeds from the sale of Shares issued upon the exercise of options shall be added to the general funds of the Company and shall thereafter be used from time to time for such corporate purposes as the Board may determine.

16.	Adjustments

If the outstanding shares of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or another corporation or entity through a reorganization, amalgamation, arrangement, merger, re-capitalization, re-classification, stock dividend, subdivision, consolidation or similar transaction, or in case of any transfer of all or substantially all of the assets or undertaking of the Company to another entity (any of which being, a “Reorganization”) any adjustments relating to the Common Shares subject to Options or issued on exercise of Options and the exercise price per Common Share shall be adjusted by the Board, in its sole and absolute discretion, under this Section, provided that a Participant shall be thereafter entitled to receive the amount of securities or property (including cash) to which such Participant would have been entitled to receive as a result of such Reorganization if, on the effective date thereof, he had been the holder of the number of Common Shares to which he was entitled upon exercise of his Option(s).

Adjustments under this Section shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Share shall be required to be issued under the Plan on any such adjustment.

17.	Transferability

All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein or the extent, if any, permitted by the Exchange. During the lifetime of a Participant any benefits, rights and options may only be exercised by the Participant.

18.	Amendment and Termination of Plan

The Board may terminate or discontinue the Plan at any time without the consent of the Participants provided that such termination or discontinuance shall not alter or impair any Option previously granted under the Plan.

The Board may by resolution amend this Plan and any Options granted under it without shareholder approval, however, the Board will not be entitled, in the absence of shareholder and Exchange approval, to:

(a)	amend the persons eligible to be granted options under the plan;

(b)	amend the method for determining the exercise price of options;

(c)	reduce the exercise price of an Option held by an insider of the Company;

(d)	extend the expiry date of an Option held by an insider of the Company (subject to such date being extended by virtue of Section 10 above);

(e)	amend the limitations on the maximum number of Common Shares reserved or issued to insiders under paragraphs 9(a)(ii) and 9(a)(iii) hereof;

(f)	increase the maximum number of Common Shares issuable pursuant to this Plan; or

(g)	amend the expiry, termination or amendment provisions of this Plan or applicable Options under this Article 18.

Where shareholder approval is sought for amendments under subsections (a), (b) and (c) above, the votes attached to Shares held directly or indirectly by insiders benefiting from the amendments will be excluded.

19.	Old Stock Option Plan

Upon receipt of all approvals that may be required pursuant to Section 20 hereof, the Plan will replace the current stock option plan of the Company (the “Old Plan”) and on the date of receipt of all such approvals, the Old Plan will be of no further force and effect. All options and stock option agreements issued under the Old Plan shall thereafter be deemed to be issued under the Plan and thereafter shall be governed under the Plan.

20.	Necessary Approvals

The ability of a Participant to exercise options and the obligation of the Company to issue and deliver Shares in accordance with the Plan is subject to any approvals which may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Company. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Company to issue such Shares shall terminate and any option exercise price paid to the Company will be returned to the Participant.

21.	Effective Date of Plan

The Plan has been adopted by the Board of the Company subject to the approval of the Exchange and, if so approved, subject to the discretion of the Board, the Plan shall become effective upon such approval being obtained.

22.	Interpretation

The Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and Canada, as applicable.